Exhibit 99.2
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
$13 Million Convertible Financing Finalised
March 03, 2006 — New York, New York — CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) (“CanArgo”) today announced that it has entered into a $13 million private placement with a small group of accredited investors (“Noteholders”) of subordinated convertible guaranteed notes (the “Notes”) and two year warrants to purchase an aggregate of 13,000,000 shares of common stock (“Warrants”).
The Notes will be convertible in whole or in part into CanArgo common stock at a price of $1.37 per share, subject to certain anti-dilution adjustments, and will mature on September 01, 2009. Subject to the consent of the Senior Noteholders, CanArgo may call the Notes from March 01, 2007 at an initial price of 105% of par, declining 1% every six months. Interest will be payable in cash at 3% per annum until December 31, 2006, 10% per annum thereafter. The Notes will be subordinated to CanArgo’s existing issue of Senior Secured Notes and guaranteed on a subordinated basis by CanArgo’s material subsidiaries.
The Warrants will be exercisable in whole or in part for CanArgo common stock at an exercise price of $1.37 per share, subject to adjustment. The expiration date of the Warrants may be accelerated at CanArgo’s option in the event that the Manavi M12 appraisal well in the Republic of Georgia (which is currently being drilled) indicates, by way of an independent engineering report, sustainable production potential, if developed, in excess of 7,500 barrels of oil per day.
CanArgo intends to file a registration statement with the SEC to register the shares underlying the Warrants and the Notes for public resale.
The proceeds are to be used to fund the development of the Kyzyloi Gas Field in the Republic of Kazakhstan and on the commitment exploration programs in Kazakhstan through Tethys Petroleum Investments Limited (“Tethys”), the wholly owned subsidiary of CanArgo which holds CanArgo’s Kazakhstan assets.
The Noteholders will have the right (as an alternative) for a period of one year from closing (or until the consent of the Senior Noteholders is obtained), to convert the Notes into up to a 25% equity interest in Tethys. At the time of any Tethys conversion any further advances (in excess of the $13 million) from CanArgo to Tethys may be, at CanArgo’s discretion, either repaid, or converted into Tethys equity based on a valuation of $52 million, with the Noteholders having the ability to maintain their equity position by providing further funding on a pro-rata basis.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300